Exhibit 99.1

ADT REPORTS FIRST QUARTER 2022 RESULTS

Record high customer retention and highest-ever recurring monthly revenue balance
18% revenue growth versus prior year with continued growth in subscribers
Affirming 2022 guidance metrics provided at Investor Day
FIRST QUARTER 2022 (variances on a year-over-year basis)
•Total revenue of $1.5 billion, up 18%
•End of period recurring monthly revenue (“RMR”) of $365 million, up 5%
•Total subscribers of 6.7 million, with sequential and year over year growth
•Record high customer retention with gross customer revenue attrition at 12.9%
•Revenue payback of 2.3 years
•GAAP net income of $52 million, up $100 million, or $0.06 per share
•Adjusted EBITDA of $601 million, up $59 million or 11%

BOCA RATON, Fla. – May 5, 2022 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the first quarter of 2022.
“The momentum we’ve built in our business is producing results, illustrated by strong improvements to our revenue and earnings, growth in subscribers, and record high customer retention,” said ADT President and CEO Jim DeVries. “At our Investor Day earlier this year, we laid out a plan to meaningfully grow our revenue, earnings, and cash flows through 2025. With several of our achievements this quarter – from launching the Google Doorbell, to a strong start for ADT Solar, to expansion of our customer-friendly virtual service options – we are already showing progress against that plan as we lead the way in delivering safe, smart, and sustainable solutions.”

BUSINESS HIGHLIGHTS
ADT continued to make progress on its transformation into an innovative, technology-focused growth company offering a complete suite of safe, smart, and sustainable solutions.
Foundation for Growth
•Continued growth of RMR – As of the end of the quarter, RMR totaled $365 million, representing a 5% increase over the prior year. Approximately 80% of CSB and Commercial revenue was generated from this durable recurring revenue.
•Record customer retention – With strong customer satisfaction, trailing twelve-month gross customer revenue attrition was 12.9% at the end the first quarter. This performance reflects a 20 basis point improvement both sequentially and year over year.
Innovative Offerings
•Google Nest doorbell launch – As part of ADT’s partnership with Google, the Company is now selling, installing, and servicing the Google Doorbell as part of the ADT smart home offering. Since the launch in January, the Company has sold over 60,000 Nest Doorbells with key benefits including easy installation, intelligent alerts, reliable video security with 24/7 live view, and 30-day event-based recordings. Additionally, the Company has rolled out mesh Wi-Fi subsequent to the quarter and is targeting to launch the Google indoor and outdoor cameras by the end of the third quarter.
•Establishing next generation security for Commercial customers – ADT Commercial showcased several innovations at the recent International Security Conference, ISC West, including the use of humanoid robotics in physical security applications and leveraging autonomous indoor drone technology as an additional layer of surveillance.
•Ford and ADT joint venture – During the first quarter, Ford and ADT announced a new joint venture called Canopy that will combine ADT’s professional security monitoring and Ford’s AI-driven video camera technology to help customers strengthen security of new and existing vehicles across automotive brands. The joint venture closed in April 2022 and both parties have made their initial funding payments.
Unrivaled Safety
•Continued rollout of ADT’s SMART monitoring solutions – ADT’s patented SMART (System Monitoring and Response Technology) monitoring helps prioritize response events, enhance response policies, and develop processes that allow ADT to send data to emergency response centers directly – all critically important when every second matters. The Company continues to partner with industry associations and various first responder agencies and expects to have this technology available in 1,000 locations by the end of the year.
•3G replacement – Since 2019, ADT has replaced approximately 2.8 million radio systems to ensure continuity of service ahead of the 2022 network sunset dates. As of today, less than 3% of the original customer base is left to be converted and the Company expects the remaining net radio conversion costs to be immaterial.
•SoSecure new location-sharing features – ADT's award-winning personal safety app, SoSecure, announced new location sharing features in April 2022. The new feature keeps users in touch with loved ones from virtually anywhere and provides users with discreet ways to call for help, including an SOS slider button, SMS chat, video or hands-free with a custom secret phrase, even from a locked screen.

Premium Experience
•Virtual service visits – Virtual service is transforming how our digital and physical worlds meet, allowing customers to more quickly troubleshoot system issues. Customer response continues to be extremely positive – the program successfully executed over 200,000 virtual service visits in the quarter with approximately 80% truck roll avoidance success rate, generating high customer satisfaction scores at a lower cost to the Company.
•ADT Solar rebranding – In mid-April, the Company officially rebranded its solar segment as ADT Solar, bringing the ADT brand that consumers know and trust to the residential solar market.

2022 FINANCIAL OUTLOOK
The Company is affirming its financial guidance for 2022, with all metrics representing an improvement over 2021 performance.

(in millions)
Total Revenue	$6,200 - $6,400
Adjusted EBITDA	$2,335 - $2,435
Adjusted Free Cash Flow	$550 - $625
See Note 1 for an explanation of why the Company is not providing a quantitative reconciliation of its non-GAAP financial outlook to the corresponding GAAP measures.

TOTAL COMPANY RESULTS (2)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended March 31,
	2022	2021
	GAAP
Total revenue	$1,545	$1,305
Net income (loss)	52	(48)
Net cash provided by (used in) operating activities	308	359
Net cash provided by (used in) investing activities	(405)	(399)
Net cash provided by (used in) financing activities	92	(41)
Net income (loss) per share of common stock - diluted	$0.06	$(0.06)
Net income (loss) per share of Class B common stock - diluted	$0.06	$(0.06)
	Other Measures
Adjusted EBITDA	$601	$542
Adjusted Free Cash Flow	(42)	64
Trailing twelve-month revenue payback	2.3 years	2.2 years
Trailing twelve-month gross customer revenue attrition (percentage)	12.9%	13.1%
End of period RMR	$365	$349
Adjusted Net Income (Loss)	$(7)	$(57)
Adjusted Diluted Net Income (Loss) per share	$(0.01)	$(0.07)

SEGMENT RESULTS
Consumer and Small Business (CSB)

(in millions)	Three Months Ended March 31,
	2022	2021
	GAAP
Monitoring and related services	$993	$951
Installation, product, and other	70	87
Total CSB revenue	$1,063	$1,039

Adjusted EBITDA	$561	$519
Adjusted EBITDA Margin (as a % of Total CSB Revenue)	53%	50%
Note: amounts may not sum due to rounding
Total CSB revenue for the first quarter was $1,063 million. This performance was driven by a $42 million, or 4% increase in monitoring and related services (M&S) revenue resulting from the Company’s subscriber growth initiatives and improved customer retention.
CSB Adjusted EBITDA increased 8% to $561 million in the first quarter on both higher M&S revenue and improved cost performance. The Company’s virtual service and other initiatives allowed ADT to keep service costs flat year over year on an increase in subscribers.

Commercial

(in millions)	Three Months Ended March 31,
	2022	2021
	GAAP
Monitoring and related services	$128	$112
Installation, product, and other	162	155
Total Commercial revenue	$290	$266

Adjusted EBITDA	$24	$23
Adjusted EBITDA Margin (as a % of Total Commercial Revenue)	8%	9%
Note: amounts may not sum due to rounding
Total Commercial revenue for the first quarter increased 9% year over year to $290 million. This performance was driven by increases in both M&S revenue and installation revenue, as the business continues to recover volumes lost due to the impact of the COVID-19 pandemic.
Commercial Adjusted EBITDA was $24 million in the first quarter. The year over year increase was driven by higher revenue, which was partially offset by the impact of cost inflation on parts, labor, and fuel.

Solar

(in millions)	Three Months Ended March 31,
	2022	2021
	GAAP
Installation, product, and other	$192	$—
Total Solar revenue (3)	$192	$—

Adjusted EBITDA	$17	$—
Adjusted EBITDA Margin (as a % of Total Solar Revenue)	9%	—%
Note: amounts may not sum due to rounding
Total Solar revenue for the first quarter was $192 million and Solar Adjusted EBITDA was $17 million. First quarter 2022 revenue includes approximately $30 million negative impact from amortization of purchase accounting adjustments related to the Sunpro acquisition. ADT Solar installed approximately 5,500 systems in the quarter, an increase of nearly 80% year over year compared to legacy Sunpro.

BALANCE SHEET, CASH, AND LIQUIDITY
At the end of the first quarter 2022, the Company had total debt of $9.9 billion with a net loss to total debt ratio of (40.9x) and net leverage ratio of 4.3x. During the quarter, the Company had net borrowings from its revolving credit facility of $145 million and ended the quarter at $170 million of revolver borrowings.
Operating cash flow during the first quarter 2022 was $308 million with Adjusted Free Cash Flow of ($42 million). Operating cash flow and Adjusted Free Cash Flow were impacted by timing of prior year incentive compensation payments and working capital. The Company believes these impacts are isolated to the first quarter and expects June quarter 2022 Adjusted Free Cash Flow to be $200 million higher than the March 2022 quarter, about half of which is due to lower interest payments.
Dividend Declaration
Effective May 5, 2022, the Company’s board of directors declared a cash dividend of $0.035 per share to holders of the Company’s common stock and Class B common stock of record as of June 16, 2022. This dividend will be paid on July 5, 2022.

_____________________

(1)	The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because the Company is unable to reliably predict or estimate these GAAP measures without unreasonable effort due to their dependence on future uncertainties, such as the adjustments or items discussed below under the heading “Non-GAAP Measures.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
(2)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share, and Net Leverage Ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(3)	M&S revenue is not applicable to the Solar segment.

Conference Call
As previously announced, management will host a conference call at 10:00 a.m. ET today to discuss the Company’s first quarter of 2022 results and lead a question-and-answer session.
Participants may listen to a live webcast through the Investor Relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Alternatively, participants may listen to the live call by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT First Quarter 2022 Earnings Conference Call. An audio replay will be available for two weeks following the call, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13728785.
A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and businesses. Through innovative products, partnerships and the largest network of smart home, security and rooftop solar professionals in the United States, we empower people to protect and connect what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance; management’s plans and objectives for future operations; our acquisition of Sunpro Solar, now ADT Solar, and its anticipated impact on our business and financial condition; market conditions; our strategic partnership and ongoing relationship with Google; the expected timing of product commercialization with Google or any changes thereto; the successful internal development, commercialization, and timing of our innovative offerings; the successful commercialization of our joint venture with Ford; the successful conversion of customers who continue to utilize 3G services; and other matters. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risks and uncertainties related to the Company’s ability to successfully integrate and operate the ADT Solar business, the Company’s ability to commercialize its joint venture with Ford, the Company’s ability to successfully generate profitable revenue from new partnerships, the Company’s ability to successfully convert all remaining customers away from the use of a 3G platform, and risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission (“SEC”), including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Monitoring and related services	$1,121	$1,063
Installation, product, and other	423	242
Total revenue	1,545	1,305
Cost of revenue (exclusive of depreciation and amortization shown separately below)	510	381
Selling, general, and administrative expenses	482	450
Depreciation and intangible asset amortization	476	470
Merger, restructuring, integration, and other	1	21
Operating income (loss)	76	(16)
Interest expense, net	(6)	(48)
Other income (expense)	1	2
Income (loss) before income taxes	71	(62)
Income tax benefit (expense)	(20)	15
Net income (loss)	$52	$(48)

Net income (loss) per share - basic:
Common stock	$0.06	$(0.06)
Class B common stock	$0.06	$(0.06)

Weighted-average shares outstanding - basic:
Common stock	844	763
Class B common stock	55	55

Net income (loss) per share - diluted:
Common stock	$0.06	$(0.06)
Class B common stock	$0.06	$(0.06)

Weighted-average shares outstanding - diluted:
Common stock	911	763
Class B common stock	55	55
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$17	$24
Accounts receivable, net	454	442
Inventories, net	305	277
Work-in-progress	76	71
Prepaid expenses and other current assets	215	178
Total current assets	1,067	993
Property and equipment, net	362	364
Subscriber system assets, net	2,919	2,868
Intangible assets, net	5,286	5,413
Goodwill	5,941	5,943
Deferred subscriber acquisition costs, net	905	850
Other assets	534	463
Total assets	$17,015	$16,894

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$126	$118
Accounts payable	450	475
Deferred revenue	374	374
Accrued expenses and other current liabilities	629	737
Total current liabilities	1,579	1,703
Long-term debt	9,735	9,575
Deferred subscriber acquisition revenue	1,308	1,199
Deferred tax liabilities	888	867
Other liabilities	224	301
Total liabilities	13,735	13,646

Total stockholders' equity	3,280	3,249
Total liabilities and stockholders' equity	$17,015	$16,894
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$52	$(48)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	476	470
Amortization of deferred subscriber acquisition costs	37	29
Amortization of deferred subscriber acquisition revenue	(53)	(37)
Share-based compensation expense	16	16
Deferred income taxes	16	(22)
Provision for losses on receivables and inventory	19	14
Intangible asset impairments	—	18
Unrealized (gain) loss on interest rate swap contracts	(145)	(107)
Other non-cash items, net	65	39
Changes in operating assets and liabilities, net of effects of acquisitions:
Deferred subscriber acquisition costs	(93)	(67)
Deferred subscriber acquisition revenue	81	58
Other, net	(163)	(4)
Net cash provided by (used in) operating activities	308	359
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(185)	(199)
Subscriber system asset expenditures	(182)	(144)
Purchases of property and equipment	(38)	(42)
Acquisition of businesses, net of cash acquired	—	(16)
Other investing, net	—	1
Net cash provided by (used in) investing activities	(405)	(399)
Cash flows from financing activities:
Proceeds from long-term borrowings	280	11
Proceeds from receivables facility	47	30
Repayment of long-term borrowings, including call premiums	(153)	(18)
Repayment of receivables facility	(21)	(7)
Dividends on common stock	(32)	(29)
Other financing, net	(29)	(27)
Net cash provided by (used in) financing activities	92	(41)

Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net (decrease) increase during the period	(5)	(80)
Beginning balance	33	208
Ending balance	$28	$127
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Total Revenue by Segment

	Three Months Ended March 31,
(in millions)	2022	2021
CSB:
Monitoring and related services	$993	$951
Installation, product, and other	70	87
Total CSB	$1,063	$1,039

Commercial:
Monitoring and related services	$128	$112
Installation, product, and other	162	155
Total Commercial	$290	$266

Solar:
Installation, product, and other	$192	$—
Total Solar (1)	$192	$—

Total Revenue	$1,545	$1,305
_______________________
(1)M&S revenue is not applicable to the Solar segment.
Adjusted EBITDA by Segment

	Three Months Ended March 31,
(in millions)	2022	2021
CSB	$561	$519
Commercial	24	23
Solar	17	—
Total	$601	$542
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the condensed consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of our non-GAAP financial measures used in this release, reasons we believe these measures are useful, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures.
With regard to our financial guidance for 2022, the Company is not providing a quantitative reconciliation for forward-looking Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are the most directly comparable GAAP measures respectively. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the reconciliations below. Additionally, information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA, Adjusted EBITDA Margin, and Reconciliation to GAAP Net Income or Loss
We believe the presentation of Adjusted EBITDA provides useful information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; and (ix) other income/gain or expense/loss items such as impairment charges, financing and consent fees, or acquisition-related adjustments.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect our net income or loss (the most comparable GAAP measure).
The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended March 31,
(in millions)	2022	2021
Net income (loss)	$52	$(48)
Interest expense, net	6	48
Income tax expense (benefit)	20	(15)
Depreciation and intangible asset amortization	476	470
Amortization of deferred subscriber acquisition costs	37	29
Amortization of deferred subscriber acquisition revenue	(53)	(37)
Share-based compensation expense	16	16
Merger, restructuring, integration and other	1	21
Loss on extinguishment of debt	—	—
Radio conversion costs, net(1)	10	59
Acquisition related adjustments(2)	36	—
Other, net	1	—
Adjusted EBITDA	$601	$542

Net income (loss) to total revenue ratio	3.3%	(3.7)%
Adjusted EBITDA Margin (as percentage of Total Revenue)	38.9%	41.6%
Note: amounts may not sum due to rounding
_______________________
(1) Represents net costs associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2) Represents amortization of purchase accounting adjustments related to the Sunpro Solar Acquisition.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow, Adjusted Free Cash Flow, and Reconciliation to GAAP Net Cash Flows from Operating Activities
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask our operating results or business trends.

We believe the presentation of Free Cash Flow and Adjusted Free Cash Flow are appropriate to provide investors with useful information about our ability to repay debt, make other investments, and pay dividends. In addition, we believe the presentation of Adjusted Free Cash Flow is also a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
There are material limitations to using Free Cash Flow and Adjusted Free Cash Flow. These metrics adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.

	Three Months Ended March 31,
(in millions)	2022	2021
Net cash provided by (used in) operating activities	$308	$359
Net cash provided by (used in) investing activities	$(405)	$(399)
Net cash provided by (used in) financing activities	$92	$(41)

Net cash provided by (used in) operating activities	$308	$359
Dealer generated customer accounts and bulk account purchases	(185)	(199)
Subscriber system asset expenditures	(182)	(144)
Purchases of property and equipment	(38)	(42)
Free Cash Flow	(97)	(25)
Net proceeds from receivables facility	26	22
Financing and consent fees	—	3
Restructuring and integration payments	3	1
Integration-related capital expenditures	1	5
Radio conversion costs, net	12	51
Other, net	13	6
Adjusted Free Cash Flow	$(42)	$64
Note: amounts may not sum due to rounding
_______________________

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share, and Reconciliations to GAAP Net Income (Loss) and GAAP Diluted Net Income (Loss) per Share
We define Adjusted Net Income (Loss) as net income (loss) adjusted for (i) merger, restructuring, integration, and other; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Net Income (Loss) per share is Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of common stock. In periods of GAAP net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B common stock and other potential shares, such as share-based compensation awards, to shares of common stock as the results would be anti-dilutive.
We believe Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
There are material limitations to using these measures as they do not reflect certain significant items which directly affect our net income or loss and related per share amounts (the most comparable GAAP measures).
During the third quarter of 2021, Net Income (Loss) before special items was renamed Adjusted Net Income (Loss), and Diluted Net Income (Loss) per share before special items was renamed Adjusted Diluted Net Income (Loss) per share. There has been no change to the calculation of these measures.

	Three Months Ended March 31,
(in millions, except per share data)	2022	2021
Net income (loss)	$52	$(48)
Merger, restructuring, integration, and other	1	21
Financing and consent fees	—	—
Loss on extinguishment of debt	—	—
Radio conversion costs, net	10	59
Share-based compensation expense	16	16
Unrealized (gain) loss on interest rate swaps(1)	(145)	(107)
Acquisition related adjustments	36	—
Other, net	1	1
Tax adjustments(2)	23	2
Adjusted Net Income (Loss)	$(7)	$(57)

Weighted-average shares outstanding - diluted(3):
Common stock	911	763
Class B common stock	55	55

Net income (loss) per share - diluted:
Common stock	$0.06	$(0.06)
Class B common stock	$0.06	$(0.06)

Adjusted Diluted Net Income (Loss) per share(4)	$(0.01)	$(0.07)
Note: amounts may not sum due to rounding
_______________________
(1) Represents the change in the fair value of interest rate swaps not designated as cash flow hedges.
(2) Represents tax impact on adjustments.
(3) Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(4) Calculated as Adjusted Net Loss divided by diluted weighted-average shares outstanding of Common Stock.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Debt to Net Income (Loss) Ratio and reconciliation to Net Leverage Ratio

Net Leverage Ratio is calculated as the ratio of net debt to last twelve months (“LTM”) Adjusted EBITDA. Net debt is calculated as total debt excluding the Receivables Facility, including capital leases, minus cash and cash equivalents. Refer to the discussion on Adjusted EBITDA for descriptions of the differences between Adjusted EBITDA and net income (loss), which is the most comparable GAAP measure.
We believe Net Leverage Ratio is a useful measure of the Company's credit position and progress towards leverage targets.
There are material limitations to using Net Leverage Ratio as the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Debt to Net Income (Loss) Ratio:

(in millions)	March 31, 2022
Total debt (book value)	$9,862
LTM net income (loss)	$(241)
Debt to net income (loss) ratio	(40.9x)

Net Leverage Ratio:

(in millions)	March 31, 2022
Revolver	$170
First lien term loan	2,751
First lien notes	5,550
Receivables facility	225
Finance leases	90
Other	4
Total first lien debt	$8,790
Second lien notes	1,300
Total debt(1)	$10,090

Less:
Cash and cash equivalents	(17)
Receivables Facility	(225)
Net debt	$9,848

LTM Adjusted EBITDA	$2,271
Net leverage ratio(2)	4.3x
Note: amounts may not sum due to rounding
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(1) Debt instruments are stated at face value.
(2) During Q4 2021, we began presenting net leverage ratio excluding Receivables Facility.